Exhibit 99.2

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Insys THERAPEUTICS

Moderator: Lisa Wilson

November 11, 2014

10:00 am CT

Woman:

Master recording for reservation number 21738685 for Insys Therapeutics. Ladies and gentlemen thank you for standing by and welcome to the Insys Therapeutics Third Quarter 2013 Financial Results conference call. During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. At that time if you have a question please press the one followed by the four on your telephone. If at any time during the conference you need to reach an operator, please press star zero. As a reminder this conference is being recorded Tuesday November 11, 2014. I would now like to turn the conference over to Lisa Wilson, investor relations for Insys Therapeutics. Please go ahead ma’am.

Lisa Wilson:

Thank you (Melody), good morning and welcome to the Insys Therapeutics 3RD Quarter 2014 earnings call. This is Lisa Wilson of In-Site Communications, investor relations for Insys. With me on today’s call are Mike Babich, Chief Executive Officer and Darryl Baker, Chief Financial Officer of Insys. This morning the company issued a press release detailing financial results for the three months [that] ended September 30, 2014. This can be accessed through the investor relation section of the Insys’ website at Insysrx.com, and you can also access the webcast of the call from there.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Before we get started I would like to remind everyone that any statements made on today’s conference call that express a believed expectation projection forecast, anticipation or intent regarding future events about the company’s future performance may be considered forward looking statements as defined by the private securities litigations format. These forward looking statements are based on information available to Insys management as of today and involve risks and uncertainties including those noted in this morning’s press release and instances at filings with the SEC.

Such forward looking statements are not guaranteed to future performance, actual results may differ materially from those projected in the forward looking statements. Instance specifically displays any intent or obligations to update these forward looking statements except as required by law. A telephone replay of the call will be available shortly after completion through Tuesday November 25th. You’ll find the dial in information in today’s press release.

The archive webcast will be available for one year on the company’s website Insysrx.com. For the benefit of those who may be listening to the replay or archive webcast this call was held and recorded on November 11, 2014. Since then, Insys may have made announcements related to the topics discussed, so please reference the company’s most recent press releases and SEC filings. And with that I’ll turn the call over to Insys’ CEO Mike Babich - Mike.

Mike Babich:

Thank you Lisa. Good morning everyone and thank you for taking the time to join us today. In the 3rd quarter of 2014 we focused on executing our strategy to further build current sales while advancing multiple research and development programs that will - if successful - enable us to expand and diversify our future revenue stream. This marked our 7th consecutive quarter of top line growth and profitability. Net revenues increased to $58.3 million, of which $58.2 million came from Subsys. And our adjusted EBITDA for the quarter was $23.7 million.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

And we again strengthened our balance sheet ending the quarter with 89.5 million in cash, equivalents and investments while growing the current business and advancing our pipeline of pharmaceutical cannabinoids and sublingual spray candidates for the future diversification of our revenue stream. We are proud to announce that we anticipate beginning four phase 3 trials next year in 2015. Demand for Subsys as reflected in prescriptions written reached another new high this quarter.

Our repeat patient use continues to steadily increase and we expect to see further growth in Subsys prescriptions and revenue going forward. Data from the TIRF REMS Access Program, in which all prescribers of Subsys for outpatient use are required to participate, demonstrate that Subsys’ share of the TIRF market has once again increased. We know many of you have access to other data services.

Those services are occasionally useful in providing directional guidance on prescription trends. But I must again point out that they may not provide the most accurate short term data points. The TIRF REMS data most accurately captures actual Subsys prescriptions, we are pleased to report continued growth in Subsys scripts. I will discuss key developments in greater detail later on the call, but first I’m going to ask Darryl Baker, our Chief Financial Officer to review our 3rd quarter financial results - Darryl.

Darryl Baker:

Thank you Mike. Total net revenue for the 3rd quarter of 2014 was $58.3 million, which was an increase of 100% compared to $29.2 million in the 3rd quarter of 2013. Our primary revenue driver continues to be Subsys which contributed $58.2 million to net revenue during the 3rd quarter of 2014. This represents a $29.8 million increase from Subsys revenues of $28.4 million in the prior year quarter.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Growth margin was 91% for the 3rd quarter of 2014 as compared with 89% in the prior year quarter, the higher growth margin primarily attributable to a recent price increase taken for Subsys. Sales and marketing expense was $15.1 million during the 3rd quarter of 2014 compared to $8 million for the 3rd quarter of 2013. The $7.8 million increase was due to the higher sales of Subsys and the increased sales force coupled with incremental product marketing expense.

As a percentage of revenue sales and marketing expense decreased to 26% compared with 27% in the 3rd quarter of 2013. Research and development expense was $7 million for the 3rd quarter of 2014 as compared to $1.7 million for the 3rd quarter of 2013. The $5.3 million increase was due primarily to pipeline development investment which has been made during 2014.

General and administrative expense was $10.8 million for the 3rd quarter of 2014 compared to $4.3 million for the 3rd quarter of 2013. The $6.5 million increase was primarily the result of cost incurred in connection with various legal matters. Operating margin for the 3rd quarter of 2014 was 34% compared to 42% in the 3rd quarter of 2013, primarily due to the additional R&D investment in pipeline development and G&A expense associated with legal matters.

We recognized an $8.6 million tax expense for the three months ended September 30, 2014 compared with a tax expense of $500,000 for the three months ended September 30, 2013. We continue to benefit from net operating loss carried forward and excess tax benefits on stock options which results in us not being required to make tax payments for the 3rd quarter of 2014. We expect to be required to make tax payments in the 4th quarter of 2014.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Non-GAAP adjusted net income, which excludes noncash tax provision and non-cash stock compensation expense, for the 3rd quarter of 2014 was $23.1 million and adjusted diluted earnings per share was 63 cents. This compares to adjusted net income of $13.3 million and diluted earnings per share of 39 cents for the 3rd quarter of 2013. We continue to strengthen our financial position on September 30, 2014 we had $89.5 million in cash equivalents and short and long term investments. We continue to have no debt and $146 million in stockholders equity as of the close of Q3 2014. And with that I’ll turn the call back over to Mike - Mike.

Mike Babich:

Thanks Darryl. As you are aware we received a Refuse To File letter last month from the FDA for our Dronabinol Oral Solution NDA. The reason for this was because we failed to provide a pediatric study plan that was deemed inefficient in our submission. Since that announcement the company has submitted the pediatric study plan to the agency and we anticipate discussing this with the agency in the next few weeks and we anticipate resubmitting the NDA shortly thereafter.

Once the NDA is back on file we expect the same ten month PDUFA cycle for the Dronabinol Oral Solution. We continue to believe that our proprietary Dronabinol Oral Solution with its more consistent bioavailability, faster time to bud levels, and more flexible dose offer significant advantages over the current formulation and would allow physicians to titrate more effectively to better address the individual needs of patients suffering from chemotherapy induced nausea and vomiting or CINV and anorexia associated with weight loss in patients with AIDS.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

I’m excited to announce that we will advance four of our development programs into phase 3 clinical trials in 2015. These are as follows: Buprenorphine for acute pain, Buprenorphine with Naloxone for opioid dependence and Ondansetron to treat nausea and vomiting, each delivered using our sublingual spray technology. Our 4th phase 3 to start in 2015 will be Cannabidiol to treat childhood epilepsy.

I’ll go into more detail on each of these R&D initiatives starting with our pharmaceutical CBD program in which we have achieved several milestones during the quarter. We’ve received DEA approval to manufacture synthetically Cannabidiol and we were granted a quota to produce 15 kilograms of CBD this year. We believe this quantity is sufficient to pursue our CBD program - development program as currently planned. We anticipate receiving a larger quota for 2015 for our continued clinical studies based on our interactions with the Drug Enforcement Administration.

Including the three orphan drug designations during the 3rd quarter we now have orphan drug designation for CBD in four indications. These are Dravet Syndrome, and Lennox-Gastaut Syndrome or LGS, two rare forms of pediatric epilepsy and Glioma and Glioblastoma Multiforme or GBM which are two cancerous tumor types. We are initially focusing our clinical efforts for CBD on pediatric epilepsy. Dravet Syndrome is a rare and catastrophic form of intractable epilepsy that begins in infancy.

Initial seizures are most often prolonged events and in the second year of life other seizure types begin to immerge. The child’s development remains on track initially with plateaus in a progressive decline typically beginning in the second year of life. LGS typically manifests in slightly older children between two and six years of age. This syndrome is characterized by multiple seizure types, moderate to severe cognitive impairment and an abnormal EEG.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

The frequency and severity of seizures vary by individual. It is often treated with various anti-seizure medications, but has proven resistant to them. There is no cure for either LGS or Dravet at this time. We held a Pre-IND meeting with the FDA in September regarding our development program for CBD and these two types of pediatric epilepsy and we intend to file the IND for CBD by the end of this year.

We will be enrolling epilepsy patients in a phase 1 dose ranging study followed by a phase 3 clinical trial in Lennox-Gastaut and Dravet patients in 2015. Another important development in our CBD program during the 3rd quarter came out of testing in our laboratories which compared our pharmaceutical CBD which is synthetically produced with plant derived CBD obtained from the National Institute on Drug Abuse or NIDA.

This testing found two materials identical in all chemical and physical properties confirming our long standing belief that our pharmaceutical CBD is identical to plant based CBD. We believe our well controlled process provides the material of consistent purity as opposed to the plant based material and we look forward to the ongoing progress with CBD in the months ahead. Moving on to our sublingual spray candidates our most advanced project is our Buprenorphine spray product.

We recently conducted a successful end of phase 2 meeting with the FDA to discuss our program for acute pain. This indication is a multibillion dollar opportunity, an estimated 46 million inpatient and 53 million outpatient surgeries are performed in the United States each year that require drugs to manage postoperative pain, and over half of these patients still experience inadequate pain relief.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

We plan to initiate a phase 3 trial in this indication in the first half of 2015 - excuse me. This pivotal clinical trial will evaluate our active Buprenorphine spray product versus placebo in approximately 320 patients for acute pain using the Bunionectomy model. We anticipate this clinical trial will be completed within 12 months. Moving down our pipeline we filed an IND for our Buprenorphine Naloxone sublingual spray candidate for the treatment of opioid dependents last month and this IND was cleared by the agency last week.

We will begin our phase 1 proof of concept study this month followed by a pivotal phase 3 study to be initiated in 2015. Opioid addiction represents a $1.7 billion market opportunity and this market is currently dominated by the Suboxone franchise. Turning to our Ondansetron spray candidate based on our Pre-IND meeting with the FDA earlier this month we plan to file the IND for Ondansetron this quarter.

We will conduct a phase 1 dose ranging P case study first and then initiate a phase 3 pivotal study in the second half of 2015. The Ondansetron market represents a market opportunity exceeding $4 billion and is currently served by tablets and injectables. We look forward to updating the investment community on each of these programs in the near future. We feel we have a tremendous opportunity to leverage our proprietary spray device in order to bring numerous additional sprays to market.

Our team has proven that there is a need for a simple device that delivers molecules in a unique manner where convenience, onset, and bioavailability are important to the patient. We will continue to explore opportunities to apply our proprietary technology to known drugs that address the large market opportunities. While we work to bring these new products to market, Subsys will continue to be our main revenue driver.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

We believe the success to date of Subsys is a result of a clinical superior product coupled with a focus market penetration strategy. Subsys offers patients several significant advantages over other available products including that patients can administer Subsys in less than one minute, it has a five minute onset of action, and is available in the widest range of doses 100 micrograms to 1600 micrograms.

We continue to proactively work with managed care providers to ensure coverage for our patient population. We maintain tier three coverage under nearly all major commercial plans and the majority of patients have access to Subsys through their insurance plans. We believe our strategy to maximize Subsys growth and the revenue generating power of our two platforms will enable us to further build values for our shareholders.

In our sublingual spray platform, this includes Subsys for potential new indications and the development of new sublingual spray products that address very large markets where our delivery method can have a meaningful impact. Simultaneously we are advancing our pharmaceutical Cannabinoids including CBD for multiple indications. We’re also working to complete the revised NDA for the Dronabinol oral solution as the agency is now reviewing our pediatric study proposal. We look forward to updating you on - as we make progress on these and other initiatives and we thank you for your ongoing support. With that we’d like to open the call for questions, Operator please go ahead with the instructions.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Operator:

Thank you. Ladies and gentlemen if you would like to register a question please press the one followed by the four on your telephone. You will hear a three toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the one followed by the three. If you are using a speaker phone please lift your handset before entering your request. Again to register for a question please press the one followed by the four, one moment please for the first question. And our first question comes from the line of Randall Stanicky with RBC Capital Markets.

Randall Stanicky:

Great, thanks guys for the questions. Mike I have two, first on Subsys and then secondly on business development. But first on Subsys, based on the REMS data that you’re seeing do you still see sequential growth ahead and can you confirm that double digit growth in that product for the next couple of years is still what you guys are seeing and expecting?

Mike Babich:

Thanks Randall. Regarding Subsys in Q4 we do expect sequential growth not only in scripts but in revenue. And we believe that the product moving forward can achieve double digit growth in the next couple of years.

Randall Stanicky:	In what share are you assuming, obviously the market share has started to pick up. I mean how are you guys seeing market share play out?

Mike Babich:

Sure, as a reminder you know we do get TIRF REMS market share from the McKesson who administers the program for TIRF. That data is owned by the TIRF therefore we’re not allowed to release it. But I can say that the trends you recently see in the IMS and WK data are a better reflection of what we’re seeing and we saw continued growth in Q3 over Q2 and we anticipate seeing market share growth in Q4 over Q3. Unfortunately I just can’t give the exact market share at this time.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Randall Stanicky:

Got it, that’s helpful. But if we move to business development you guys now have 90 million in cash, you have no debt and you an opportunity to add some diversifications to the business at some point. So how are you thinking about that, about capital outlay and then maybe you know therapeutic areas of interest that you guys could look forward to moving on. Thanks.

Mike Babich:

Sure, so you know first off we feel that we’re in a tremendous position because of our pipeline, you know, having the ability to you know potentially start to four phase 3 trials in 2015. It makes us unique from the perspective that we actually, you know, have a pipeline, so we’re definitely sensitive to whether or not the need is there for diversification. We have taken a closer look at further, whether it be products or other assets that are available to us and we’d be ignorant not to look at those opportunities given our ability to potentially diversify.

But it has to be the right deal if we were to find something, I would, you know, straight stress that you know if we do find something it’s going to fall under the supportive care umbrella which is the core focus of the company moving forward. And I also think that it would have to be something that’s impactful, given our larger revenue base now in Subsys, we have to find something that wouldn’t be distracting to the sales force. So we are looking at numerous opportunities, but again we feel most excited about the fact that the pipeline really can provide the most benefit for shareholders.

Randall Stanicky:

Mike just a follow-up on that, obviously the pipeline’s a big opportunity, but if you were to move forward with another opportunity, be a business development, should we be thinking about that as, you know, bringing in another single product or could we be thinking about company acquisitions? Thanks.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Mike Babich:

Sure, I think when we look at, you know, things we’re definitely looking at both when those opportunities present themselves. But again, you know, I think right now our core focus is making sure these four phase 3 trials start and the opportunity has to be perfect for us for an acquisition.

Randall Stanicky:	Thanks Mike.

Operator:	Our next question comes from the line of (Rory Bajani) with Oppenheimer, please proceed.

(Roy Bajani):

Hi Mike and Darryl thanks for taking the question. So just as far as the housekeeping question, the oral Dronabinol filing fee, that should hit in 4Q and that’s that $2 million filing fee or thereabout, is that correct?

Mike Babich:	Yes (Roy) that’s correct.

(Roy Bajani):	Okay, and then in the REMS data are you still quarter over quarter growth in the total breakthrough pain market not just Subsys alone?

Mike Babich:

We have not seen much growth in the breakthrough cancer pain market in the data that we see. This has been a market that’s been, you know, relatively flat since from 2011 to the current time period that we’re in. So you know for us it’s a market share, you know, grab this is the current indication. I don’t think [it] provides a tremendous opportunity for, you know, larger growth in scripts as this has been in declining markets since 2007, but we do expect that the flattening in this market will continue and if we do I think if you were to see a move in the market you’d see a slow uptick in scripts. But, there has been no major movement over the past couple of quarters in the overall market.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

(Roy Bajani):	Okay, and then last quarter I thought you indicated that you’re going to file an IND for Sildenafil in 2014. Is that still the plan or what is the plan there?

Mike Babich:

There is still an opportunity for that product to get filed this year. Obviously we were ecstatic with some of the other Pre-IND meetings and because of the fact that those fall in the supportive care space we had to focus to begin you know phase 3 trials are obviously a lot more important than initial phase 1. So you know from a strategy perspective we wanted to accelerate the other supportive care products and eventually we will file the IND in Sildenafil whether it be, you know this quarter or you know early in 2015.

(Roy Bajani):	And the same with Diclofenac and Ketorolac?

Mike Babich:

We’ve never commented on IND filing dates for those. Those were molecules that we’ve taken through the R&D portion and I would anticipate us putting out a list of more molecules next year that we’ll be bringing through clinical programs.

(Roy Bajani):

Okay, and then the last one for me is are you continuing to hire reps in - even though you indicated that Subsys trends are still increasing I would figure that there’s probably decelerating growths. Are you continuing to hire reps in the face of those trends?

Mike Babich:

Sure, as always we, you know, hire reps based on, you know, business opportunity. We continue to see that reps that have been added over the past couple of quarters become profitable in a very near term. So we’re always looking for opportunities to expand the sales force if the business needs are there, so I would anticipate that there would be you know small amounts of sales reps added over the next quarter or two to capture that opportunity.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

(Roy Bajani):	Okay, thanks for taking the questions, I appreciate it.

Mike Babich:	Thanks (Roy).

Operator:	Our next question comes from the line of (Michael Theram) with Wells Fargo, please proceed.

(Michael Theram):

Hi, thanks for taking the question, my first question is on Subsys. If you take a little bit longer view of the next quarter and look out into next year or sort of ultimate peak, could you give any sense of how you’re thinking about ultimate market share and potentially a range of ultimate peak sales?

Mike Babich:

Sure, regarding the overall market I would estimate that, you know, the overall market for the TIRF class this year will fall between $450 million and $500 million based on the conversion from a generic - largely generic market back to a brand in market. We still feel that a 50% market share for Subsys is attainable overtime. There will always be a generic component to this business so we - based on whatever current levels are out there in IMS and WK, we still feel we have room to grow not only in market share but revenue heading into 2015 and 16.

(Michael Theram):	And do you think you’ll provide Subsys peak sales guidance at any point the way you have for Dronabinol OS?

Mike Babich:

Yes I think it’s a little unique because with Subsys you know I think our - it’s pretty obviously what you know peak sales can be based on the market versus you know our market share. I think our opportunity for Subsys long term is in the label expansion studies. We have an upcoming meeting with the agency to discuss an opportunity for what we’ll want to do with Subsys to try to get a label and replace IV in certain settings.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

The FDA has been very amenable to discussions with us about using Subsys more in controlled settings. We obviously have received our IND for pre-procedural. Normally you need two well controlled studies in order to get a broader label, so we continue and we’ll discuss with the agency next month about what the program looks like for potentially utilizing Subsys where IV fentanyl is used in the controlled setting environment. I think that opportunity would allow us to grow peak sales of Subsys outside of the current indication.

(Michael Theram):

And my next question is on catalyst that we might look forward to as you get started with some of these trials. What and roughly when might we expect in terms of data releases or other events along the way?

Mike Babich:

Sure, I would - you know I think the - as stated the Buprenorphine sublingual spray program for acute pain appears all set to go based on recent FDA meetings, so enrollment is going to be important to watch there for acute pain. The Bunionectomy study you know with 320 patients, Bunionectomies are very common so I think rapid enrollment in that program would be something to watch. I would state that the CBD program, the phase 1 we were excited, in the fact that the FDA would want us to test CBD in the epilepsy population in the phase 1.

So results from the phase 1 study and the timing of the beginning of the phase 3 study would be very important and I think the other one that is a very clean study given the fact that there’s a large base of safety data out there is the Ondansetron spray as well. So I’m equally excited about all four of the programs, but I think by you know middle of 2015 people will be able to track and identify which one’s have first to market potential out of the four.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

(Michael Theram):

My last question is on the business development topic, you mentioned that it would really have to be an ideal fit. When you think about fit what are some of the criteria you think about? I’m thinking specifically about things like you know does it need to have on market revenue versus when you do something that was more for pipeline. And in terms of financial criteria you know for example does it have to be immediately creative or other financial criteria that you think about? Thank you.

Mike Babich:

Sure (Mike). I believe it would be - have to be an on the market type of product. We feel that our pipeline is you know robust so adding something to the pipeline itself probably isn’t as advantageous and we have to make sure that the product also has a - we have a tremendous growth rate with our Subsys current strategy and we believe that we have a long term growth rate of our you know pipeline and current available products. So it’s something that would definitely have to have some type of growth associated with it. So we’re very financially driven so we don’t want to lower our growth rate as we go forward if we look at opportunities.

(Michael Theram):	Okay, thank you.

Mike Babich:	Thank you.

Operator:	Our next question comes from the line of Jason Butler with JMP Securities, please proceed.

Jason Butler:	Hi, thanks for taking the questions. So just one question on Subsys, can you talk about what you’ve seen so far in October and early November in terms of growth from the REMS data?

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Mike Babich:

Sure Jason, I can’t directly address the REMS data but I think my comments regarding we expect to see continued you know revenue growth and script growth gives us enough of an indicator right now six weeks into the quarter that we do see trends moving in a very positive direction.

Jason Butler:	Okay great. And then in terms of wholesale or inventory levels any changes that you’d noted throughout the quarter there?

Mike Babich:

No, our wholesaler levels given the fact that this is a DEA controlled two substance we are actually able to keep tight controls within the inventory levels and our inventory levels average between four to six weeks. And that’s been constant throughout the whole year and we anticipate that being constant heading into 2015 as well.

Jason Butler:

Great, and then just one last question for Darryl. You said that you expect to start paying tax on - you know on a cash basis in 4Q. Can you help us understand what kind of the tax rate we should expect both in terms of gap and non-gap?

Darryl Baker:

Sure Jason. You know the gap tax rate is you know currently coming in at about 40%, a little bit north of 40% actually. Currently it’s too early to say what the cash tax rate is given the - again the NOL’s that we’re continuing to utilize and then the excess tax benefits we’re receiving from option exercises. So I expect that going into 2015 we’re going to have the ability to you know kind of forecast that cash tax rate much more effectively. It’s just too hard to say what Q4 is going to look like at this point.

Jason Butler:	Great, thank you and thanks for taking the questions.

Mike Babich:	Thanks Jason.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Operator:	And our final question comes from the line of David Amsellem with Piper Jaffray, please proceed.

(Trevor Davis):

Hi guys this is (Trevor Davis) on for David, thanks for taking the questions. I just want to drill into Subsys just a little further. So can you talk about the Subsys prescriber concentration and how that has changed over the past quarter or so. And then also can you comment on manage care access, have there been any major changes or wins delayed related to Part D or commercial plans. And then just lastly how should we think about the gross to net spread for Subsys in 2015 particularly with the class being on the exclusion list of Express Scripts or I guess put it another way, how should we think about net selling price in 2015? Thanks.

Mike Babich:

Sure (Trevor), this is Mike, I’ll address all three of those. So first off regarding diversification of business which is important for any product, we continue to see an - a wider prescriber base for Subsys and that trend has continued throughout the year and we see the wider based more and more doctors using this product in Q3 versus Q20. And if you recall some of the data from 2013 we had prescribers that were writing you know 3 to 5% of scripts. We now have no writer writing more than about 2% of scripts so the diversification definitely a great tool for us as we continue to grow the product.

Regarding the insurance question, we’ve seen no major negatives or positives in the past quarter regarding insurance wins. We expect the insurance head winds and tail winds that we’ve experienced over the past two years of commercializing Subsys to continue, so we do not change any of our model regarding any insurance factors heading into 2015. From a gross to net perspective based on new accounting policies we have stopped giving gross to net percentages.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

We feel that net revenue is the most important figure for us in our reporting requirements and are the best capture of our, you know revenue obviously as well. But we haven’t seen any wholesale changes within our you know gross to net internally but we will not be reporting gross to net moving forward, however all the details are you know going to be available in our publicly available documents that we file as well.

(Trevor Davis):	Great, that’s helpful, thanks guys.

Mike Babich:	Thank you.

Operator:	We do have one more question coming from the line of Robert Sussman with Bentley, please proceed.

Robert Sussman:	Good morning, on the Sildenafil can you give us a possible timeframe for proof of concept and when you might license it to one of the generic makers overseas, how far out an even like that could be?

Mike Babich:

Sure Robert, you know the next goal is to you know do the proof of concept, I don’t want to give any timing on that at this point, but I think the proof of concept is going to be an very important milestone for that program because again with like any of our spray candidates the proof of concept really figures out the dose ranging that’s needed for a product to potentially achieve the same type of bioequivalence to the branded product that we may eventually be competing with. So I think after that proof of concept in that phase 1 we would have a better opportunity for discussions moving forward.

Insys THERAPEUTICS

Moderator: Lisa Wilson

11-11-14/10:00 am CT

Confirmation # 21738685

Robert Sussman:	Do you think the opportunity is still there in view of what Vivus has done recently with a faster delivery method.

Mike Babich:

Absolutely I think that you know I’m aware of their improved onset of action, but I think we’ve you know proven with our spray technology that that would also be a great route administration and this is an enormous market with tremendous opportunity so we’re just as excited about it this quarter as we have been in the past.

Robert Sussman:	Okay, thank you very much.

Mike Babich:	Thanks sir.

Operator:	That does end the Q&A session, I’ll turn it back over to you Mr. Babich.

Mike Babich:	Thank you everyone for your time and addressing our questions and listening to us about our 3rd quarter call and we look forward to talking with you in the future. Thank you.

Operator:	Ladies and gentlemen that does conclude today’s conference call. We thank you for your participation and ask that you please disconnect your lines. Thank you and have a great day.

END